                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         INSURANCE AUTO AUCTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No Fee Required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:

                         [LOGO INSURANCE AUTO AUCTIONS]

                         INSURANCE AUTO AUCTIONS, INC.

                            850 EAST ALGONQUIN ROAD
                                   SUITE 100
                              SCHAUMBURG, IL 60173

                                 April 28, 2000

Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Insurance Auto Auctions, Inc. (the "Company") to be held on June 21, 2000 at 9:30 a.m. at the Sheraton Arlington Park, 3400 W. Euclid Avenue, Arlington Heights, IL 60005. The formal Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the business to be acted upon.

     It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. If you decide to attend the meeting, you may still vote in person even if you have previously submitted a proxy.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          CHRISTOPHER G. KNOWLES
                                          Christopher G. Knowles
                                          Chief Executive Officer

                         INSURANCE AUTO AUCTIONS, INC.
                            850 EAST ALGONQUIN ROAD
                                   SUITE 100
                           SCHAUMBURG, ILLINOIS 60173

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 21, 2000

     The 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Insurance Auto Auctions, Inc. (the "Company") will be held on June 21, 2000 at 9:30 a.m. at the Sheraton Arlington Park, 3400 W. Euclid Avenue, Arlington Heights, IL 60005, for the following purposes:

          1. To elect eight Directors of the Company to serve until the next annual meeting or until their successors have been elected and qualified;

          2. To approve the adoption of an amendment to the Company's 1991 Stock Option Plan increasing the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares.

          3. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

          4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 21, 2000 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at Illinois Corporation Service Co., 700 S. 2nd Street, Springfield, IL 62704 and at the Company's headquarters at 850 East Algonquin Road, Suite 100, Schaumburg, IL 60173, during regular business hours until the Annual Meeting.

     Please read carefully the following Proxy Statement, which describes the matters to be voted upon at the Annual Meeting, and then complete, sign and return your proxy as promptly as possible. You may also submit your proxy by telephone or over the Internet. Should you receive more than one proxy because your shares are registered in different names, each proxy should be submitted to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          CHRISTOPHER G. KNOWLES
                                          Christopher G. Knowles
                                          Chief Executive Officer

Schaumburg, Illinois
April 28, 2000

                             YOUR VOTE IS IMPORTANT

SO THAT YOUR COMMON STOCK WILL BE REPRESENTED AT THE ANNUAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. EXECUTION OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                         INSURANCE AUTO AUCTIONS, INC.
                            850 EAST ALGONQUIN ROAD
                                   SUITE 100
                           SCHAUMBURG, ILLINOIS 60173

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 21, 2000

                                    GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Insurance Auto Auctions, Inc., an Illinois corporation (the "Company"), for use at the 2000 Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held on June 21, 2000 at 9:30 a.m. at the Sheraton Arlington Park, 3400 W. Euclid Avenue, Arlington Heights, IL 60005. Shareholders of record on April 21, 2000 will be entitled to notice of and to vote at the Annual Meeting.

     This Proxy Statement and accompanying proxy and Notice of Annual Meeting are first being mailed to shareholders on or about May 12, 2000.

PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

RECORD DATE, VOTING AND SHARE OWNERSHIP

     On April 21, 2000, the record date for determination of shareholders entitled to vote at the Annual Meeting, there were 11,591,246 shares of Common Stock outstanding. No shares of the Company's Preferred Stock are outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder. A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for consideration of such matter at the Annual Meeting. The eight candidates for election as directors receiving the highest number of votes (and who each receive the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting) will be elected directors of the Company. The other matters submitted for shareholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares represented and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

PROXIES

     Shareholders may submit their proxies in writing or by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are presented on the proxy card. When properly completed and returned to the Company or properly submitted by telephone or over the Internet, the proxy will be voted as marked on the proxy or as submitted by telephone or over the Internet. If no instructions are given, all the shares represented by this proxy will be voted FOR the election of each of the nominees as directors and FOR ratification of the appointment of the Company's independent auditors.

     Any person giving a proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Vice President, Finance of the Company at the Company's headquarters at 850 East Algonquin Road, Suite 100, Schaumburg, IL 60173, a notice of revocation or another signed proxy with a later date. A proxy may be revoked by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

     The Company will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, personal interview or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers, or employees of the Company for any such services. Also, the Company has retained Beacon Hill Partners, Inc. to assist in soliciting proxies. The Company will pay Beacon Hill a fee of approximately $5,000, plus expenses for their services.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company pursuant to Rule 14a-8 that are intended to be presented by such shareholders at the Company's 2001 Annual Meeting must be received by the Company at its principal executive offices no later than December 29, 2000 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. In addition, shareholders wishing to bring a proposal before the Annual Meeting in 2001 (but not include it in the Proxy Statement) must provide notice of the proposal to the Company on or before March 21, 2001. The Company may exercise discretionary authority with respect to any Shareholder proposals received by the Company after March 21, 2001.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Board of Directors has nominated the eight nominees listed below (the "Nominees") for election as directors to hold office until the next annual meeting or until their respective successors are duly elected and qualified. Each of the eight Nominees are presently directors of the Company. As of the date of this Proxy Statement, each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any Nominee will be unavailable to serve. In the event that any Nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy. Unless otherwise instructed in the proxy, the proxy holders will vote the proxies received by them FOR each of the Nominees. The eight Nominees receiving the highest number of votes at the Annual Meeting (and who each receive the affirmative vote of a majority of the shares represented and entitled to vote) will be elected directors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

NOMINEES

     Set forth below is information regarding the Nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were or are selected as Directors and their ages as of March 31, 2000:

                                                                           YEAR FIRST
                                                                           ELECTED OR
NOMINEE                                                         AGE    APPOINTED DIRECTOR
-------                                                         ---    ------------------
Thomas J. O'Malia (1).......................................    56            1993
Christopher G. Knowles......................................    57            1994
Maurice A. Cocca (1)(2)(3)..................................    56            1997
Susan B. Gould (2)..........................................    62            1991
Peter H. Kamin..............................................    38            1999
Melvin R. Martin (3)........................................    69            1992
Joseph F. Mazzella..........................................    48            1999
John K. Wilcox (1)..........................................    64            1998

---------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Governance Committee

     THOMAS J. O'MALIA became Chairman of the Board of the Company in December 1998. Mr. O'Malia has been a director of the Company since September 1993. Since July 1995, Mr. O'Malia has been a Professor of Clinical Entrepreneurship and Director of the Entrepreneur Program at the University of Southern California. From April 1994 to July 1995, Mr. O'Malia was General Manager, Manufacturing Systems Division of Kronos, Incorporated ("Kronos"), a software company. From 1985 to April 1994, Mr. O'Malia was Chief Executive Officer of ShopTrac Data Collection Systems, Inc., a software company that he founded and that was merged into Kronos in April 1994.

     CHRISTOPHER G. KNOWLES became Chief Executive Officer of the Company in December 1998 and was President and Chief Operating Officer of the Company from April 1994 to March 1996. Mr. Knowles previously served as Senior Vice President, Operations East of the Company from January 1994 to April 1994. Prior to joining the Company, Mr. Knowles was Chairman and Chief Executive Officer from 1980 to 1994 of Underwriters Salvage Company, a multi-location salvage operation that the Company acquired in January 1994. Mr. Knowles has been a director of the Company since June 1994. Mr. Knowles is also a director of Zebra Technologies Corporation, a manufacturer of bar code printers and supplies.

     MAURICE A. COCCA has been a director of the Company since February 1997. From November 1993 to November 1995, Mr. Cocca was Managing Director of The Fisons Laboratory Supplies Division of Fisons PLC. This Division is a distributor of laboratory supplies that was later acquired by Fisher Scientific. Mr. Cocca also served on the Board of Directors of Fisons PLC from November 1993 to November 1995. From November 1993 to November 1995, Mr. Cocca served as Chairman of Curtin Matheson Scientific, a division of Fisons PLC and a supplier of diagnostic instruments, tests and related products. From 1977 to November 1995, Mr. Cocca was President of Curtin Matheson Scientific.

     SUSAN B. GOULD has been a director of the Company since October 1991. Ms. Gould is the founder, and since 1988 has been President, of Gould & Associates, a human resources consulting firm specializing in outplacement and organizational team building.

     PETER H. KAMIN has been a director of the Company since January 1999. Since January 1992, Mr. Kamin has been a Partner of Peak Investment, L.P. Mr. Kamin is also a director of Data Transmission Network Systems, Inc. and TFC Enterprises, Inc.

     MELVIN R. MARTIN has been a director of the Company since January 1992. From June 1947 to January 1992, Mr. Martin was President and Chief Executive Officer of M&M Auto Storage Pool, Inc., which he founded and which sold substantially all of its assets to the Company in January 1992.

     JOSEPH F. MAZZELLA has been a director of the Company since January 1999. In March 2000, Mr. Mazzella became a partner of Nutter McClennen & Fish, LLC, a law firm in Boston, Massachusetts. From 1980 until March 2000, Mr. Mazzella was a partner of Lane, Altman & Owens, a law firm in Boston, Massachusetts. He is a director of Alliant Techsystems, Inc. and Data Transmission Network Systems, Inc.

     JOHN K. WILCOX has been a director of the Company since February 1998. From November 1994 until November 1997, Mr. Wilcox was Group Vice President, personal lines finance and planning of Allstate Insurance Company. From April 1990 to October 1994, Mr. Wilcox was Vice President, Finance, of Allstate Insurance Company. In connection with the Company's acquisition of the Reclamation Division of Tech-Cor, Inc. ("Tech-Cor"), a wholly-owned subsidiary of Allstate, in 1993, the Company, Tech-Cor, and certain shareholders of the Company entered into a stockholder agreement (the "Allstate Stockholder Agreement") pursuant to which such shareholders agreed to vote their shares of the Company's Common Stock to elect to the Board of Directors a representative chosen by Tech-Cor. Mr. Wilcox was appointed as a member of the Board of Directors pursuant to the Allstate Stockholder Agreement.

     Family relationships among executive officers or directors of the Company are as follows: Marcia A. McAllister, the Company's Vice President, Government Affairs, is the wife of Mr. Knowles, and Donald J. Comis, the Company's Vice President, Eastern Division, is the brother of Gerald C. Comis, the Company's Vice President, Customer Service and Industry Relations.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1999, the Board of Directors held twenty-four meetings, seventeen of which were special meetings. As of December 31, 1999, the Board of Directors had a standing Audit Committee, Compensation Committee and Governance Committee.

     The Audit Committee is primarily responsible for, among other things, approving the services performed by the Company's independent auditors, reviewing financial statements of the Company, determining the adequacy of the Company's accounting practices and determining the effectiveness of the Company's systems of internal accounting controls. The Audit Committee consists of Mr. Wilcox, its Chairman, Mr. O'Malia and Mr. Cocca. The Audit Committee held three meetings during 1999.

     The Compensation Committee is primarily responsible for, among other things, reviewing and approving the Company's compensation policies and setting the compensation levels for those executive officers and employees reporting directly to the Company's Chief Executive Officer. The Compensation Committee is also responsible for the administration of the Company's stock option plans and Employee Stock Purchase Plan. The Compensation Committee currently consists of Ms. Gould, its Chairperson and Mr. Cocca. The Compensation Committee held nine meetings during 1999.

     The Governance Committee is primarily responsible for, among other things, the CEO performance evaluation process, conducting searches for new directors and general board governance matters. The Governance Committee consists of Mr. Cocca, its Chairperson and Mr. Martin. The Governance Committee held no meetings during 1999. There is no formal Committee procedure for consideration of shareholder recommendations of nominees for Board membership.

     During 1999, no director, except for Mr. Glen Tullman, who resigned as a director of the Company on November 8, 1999, attended fewer than 75% of the aggregate number of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of Committees of the Board of Directors on which he or she served that were held during the period or which he or she was a Board or Committee member.

COMPENSATION OF DIRECTORS

     For 1999, each non-employee director (except Mr. O'Malia) was entitled to receive an annual retainer fee of $18,000, a $1,000 fee for each Board meeting attended, a $500 fee for each committee meeting attended (other than on the date of a regularly scheduled Board meeting), and an annual fee of $3,000 if such non-employee Director served as a Chairperson of a Committee. As substantially more board meetings were held in 1999 than in previous years, a $5,000 fee was paid to each Board member (other than Mr. O'Malia or Mr. Knowles) in December 1999. Except for this $5,000 payment, Mr. Wilcox waived all rights to receive all other Director fees. Non-employee Directors are also reimbursed for expenses incurred in attending such meetings.

     Each non-employee director (except Mr. O'Malia) is also eligible to receive periodic option grants for shares of the Company's Common Stock pursuant to the automatic option grant program in effect under the Company's 1991 Stock Option Plan. Under this automatic option grant program, each individual who becomes a non-employee Board member is granted an option to purchase 10,000 shares of Common Stock on the date such individual joins the Board. In addition, each non-employee director is also entitled to receive an automatic option to purchase 2,000 shares of Common Stock on the last business day of the second quarter of each fiscal year during which such individual continues to serve on the Board. Each automatic option grant becomes exercisable in four successive quarterly installments with the first such installment to become exercisable on the last day of the fiscal quarter immediately following the date of grant, provided the non-employee director continues to serve on the Board. However, each option will become immediately exercisable for all of the option shares in the event of a change of control of the Company.

     The Company also has certain consulting and on-going business arrangements with Messrs. O'Malia and Martin which are described more fully under the sections "Employment Contracts and Change-in-Control Arrangements" and "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     The following Summary Compensation Table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company and its subsidiaries during each of the last three years, by the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers. The individuals whose compensation is disclosed in the following tables are hereafter referred to as the "Named Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                   ANNUAL COMPENSATION                 AWARDS
                                        -----------------------------------------   ------------
                                                                                     SECURITIES
                                                                   OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
---------------------------      ----   ------------   --------   ---------------   ------------   ---------------
Christopher G. Knowles           1999     284,000      146,000       10,000(2)        100,000(3)            --
Chief Executive Officer          1998      18,000(4)        --             --          42,000(5)        24,000(6)
                                 1997          --           --             --           2,000           24,000(6)

Gerald C. Comis...............   1999     155,000       60,000       18,000(2)             --            6,000(7)
Vice President, Customer         1998     153,000       33,000       18,000(2)         38,000            6,000(7)
Service and Industry Relations   1997     152,000        9,000       16,000(2)             --            3,000(7)

Marcia A. McAllister..........   1999     152,000       59,000       18,000(2)             --            6,000(7)
Vice President, Government       1998     150,000       33,000       18,000(2)         38,000            6,000(7)
Affairs                          1997     149,000        9,000       18,000(2)             --            6,000(7)

Patrick T. Walsh..............   1999     148,000       57,000       18,000(2)             --            6,000(7)
Vice President                   1998     143,000       15,000       18,000(2)         38,000            6,000(7)
Business Development             1997     144,000        9,000        9,000(2)             --            6,000(7)

Stephen L. Green..............   1999     146,000       57,000       18,000(2)             --            6,000(7)
Vice President-Finance and       1998     121,000       27,000       18,000(2)         38,000            5,000(7)
Chief Financial Officer          1997     104,000        6,000       16,000(2)          5,000               --

Linda C. Larrabee.............   1999      80,000(8)    24,000        8,000(2)             --          229,000(9)
Senior Vice President and        1998     169,000       44,000       20,000(2)         50,000            6,000(7)
Chief Financial Officer          1997     170,000       12,000       38,000(2)             --            6,000(7)

---------------
(1) Includes salary deferred under the Company's 401(k) Plan and Section 125 Plan, and all amounts are rounded to the nearest thousand.

(2) Automobile allowance.

(3) Mr. Knowles received a stock option grant for 100,000 shares pursuant to his employment agreement dated June 3, 1999.

(4) Mr. Knowles, a director of the Company since 1994, became Chief Executive Officer of the Company in December 1998.

(5) Mr. Knowles received a stock option grant for 40,000 shares at the time he became Chief Executive Officer. In June 1998, Mr. Knowles received an automatic option grant for 2,000 shares for serving as a director of the Company.

(6) Director's fees paid to Mr. Knowles prior to becoming Chief Executive
    Officer.

(7) Represents matching contributions that the Company made to its 401(k) Plan on behalf of the Named Officer.

(8) Ms. Larrabee resigned as Senior Vice President and Chief Financial Officer effective May 21, 1999.

(9) Represents a payment of $225,500 made to Ms. Larrabee in connection with her resignation and a $3,000 contribution that the Company made on Ms. Larrabee's behalf to its 401(k) Plan.

    STOCK OPTIONS

     The following table sets forth information with respect to the Named Officers concerning grants of stock options made during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL REALIZABLE
                                                                                                              VALUE AT
                                                     INDIVIDUAL GRANTS                                  ASSUMED ANNUAL RATES
                        ----------------------------------------------------------------------------          OF STOCK
                        NUMBER OF SECURITIES   % OF TOTAL OPTIONS                                      PRICE APPRECIATION FOR
                         UNDERLYING OPTIONS        GRANTED TO                                               OPTION TERM
                              GRANTED             EMPLOYEES IN      EXERCISE PRICE                     ----------------------
NAME                           (#)(1)            FISCAL YEAR(2)       ($/SH)(3)      EXPIRATION DATE   5% ($)(4)   10% ($)(4)
----                    --------------------   ------------------   --------------   ---------------   ---------   ----------
Christopher G.
  Knowles.............       100,000(5)               74.6             $ 12.75          06/03/06       $519,053    $1,209,614

Gerald C. Comis.......              --                  --                  --                --             --            --

Marcia A.
  McAllister..........              --                  --                  --                --             --            --

Patrick T. Walsh......              --                  --                  --                --             --            --

Stephen L. Green......              --                  --                  --                --             --            --

Linda C. Larrabee.....              --                  --                  --                --             --            --

---------------
(1) Each option was granted under the Company's 1991 Stock Option Plan. Each option will become immediately exercisable for all the option shares in the event of a change of control of the Company. Each option has a maximum term of 7 or 10 years, subject to earlier termination in the event that the optionee ceases to provide services to the Company.

(2) Based upon options to purchase an aggregate of 133,991 shares granted to employees in 1999.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may, at its discretion, also loan the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation from the date of grant are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's Common Stock that the actual stock price appreciation over the 7-year option term will be at the assumed 5% or 10% levels or at any other specific level. No gain will in fact be realized by the optionees unless the stock price appreciates over the option term, which will also benefit all shareholders of the Company.

(5) The option becomes exercisable in six successive quarterly installments with the first such installment exercisable on the last business day of the third fiscal quarter of 1999. Should Mr. Knowles' service as Chief Executive Officer be terminated prior to December 31, 2000, the option will become fully vested and exercisable as of the date of such termination.

     The following table sets forth information with respect to unexercised options held as of the end of the 1999 fiscal year by the Named Officers. No stock options were exercised during the 1999 fiscal year by the Named Officers. No stock appreciation rights were outstanding at the end of 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                               OPTIONS AT FISCAL YEAR-         IN-THE-MONEY OPTIONS AT
                                                        END(#)                 FISCAL YEAR-END($)(1)(2)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Christopher G. Knowles.....................    117,334         66,666          343,752         199,998
Gerald C. Comis............................     42,625         16,875          181,131          72,769
Marcia A. McAllister.......................     30,625         16,875          181,131          72,769
Patrick T. Walsh...........................     41,625         16,875          165,881          72,769
Stephen L. Green...........................     23,125         19,375          111,756          90,894
Linda C. Larrabee..........................     80,000             --          316,555              --

---------------
(1) "In-the-money" options are options whose exercise price was less than the market price of the Common Stock on December 31, 1999, the last day of the 1999 fiscal year.

(2) Based upon the market price of $15.750 per share, which was the closing price per share of the Company's Common Stock on the Nasdaq Stock Market(R) on December 31, 1999, less the exercise price payable per share.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has general responsibility for establishing the compensation payable to the Company's executive officers, including the Chief Executive Officer, and has the sole and exclusive authority to administer the Company's stock option plans.

     COMPENSATION ARRANGEMENTS. The compensation paid to Christopher G. Knowles, Chief Executive Officer of the Company, for the 1999 fiscal year was based on a June 3, 1999 employment agreement (the "Knowles Agreement"). Under the Knowles Agreement, Mr. Knowles is entitled to an annual base salary of $310,000 and a performance incentive bonus of up to 40% of his annual salary based upon the achievement of target performance goals. Mr. Knowles shall be entitled to receive additional incentive amounts to the extent target performance goals are exceeded, all in accordance with the provisions of the Company's incentive program for officers. The Knowles Agreement expires on December 31, 2000. Also, pursuant to the Knowles Agreement, the Company granted Mr. Knowles an option to purchase 100,000 shares of the Company's Common Stock. The option becomes exercisable in six successive quarterly installments with the first such installment exercisable on the last business day of the third fiscal quarter of 1999. Should Mr. Knowles' service as Chief Executive Officer be terminated prior to December 31, 2000, the option will become fully vested and exercisable as of the date of such termination. In the event of a termination of Mr. Knowles' employment for any reason (other than his resignation from the Company, his termination for cause, as such term is defined in the Knowles Agreement, or his termination in connection with a change in control), the Company shall provide Mr. Knowles (i) an amount equal to sixty percent of his monthly salary at the rate in effect at the time of such termination through December 31, 2000, and
(ii) continued coverage of Mr. Knowles and his beneficiaries under the Company's health and dental plan through December 31, 2000, provided that Mr. Knowles will be charged for such coverage in an amount equal to the amount that he would have been charged had he remained employed by the Company.

     In connection with her resignation as Senior Vice President and Chief Financial Officer, Ms. Larrabee entered into an Agreement dated as of June 14, 1999. In consideration for Ms. Larrabee's resignation from all positions with the Company and its subsidiaries, the Company agreed to pay Ms. Larrabee a lump sum payment of $225,500. In addition, the Company accelerated the vesting of 80,000 previously granted options and extended the exercisability of all of Ms. Larrabee's outstanding vested options until May 31, 2000. Ms. Larrabee released the Company from any and all claims arising from or relating to her employment with the Company (except for indemnification claims under any applicable law or the Company's standard form of Indemnification Agreement).

     GENERAL COMPENSATION POLICY. The Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. Accordingly, each executive officer's compensation package consists of: (i) base salary (ii) annual incentive compensation and (iii) long-term stock-based incentive compensation.

     BASE SALARY. In 1999, the Compensation Committee determined not to increase officer base salaries so that a larger portion of total compensation would be contingent upon the Company's financial performance. However, certain executives officers of the Company, including certain of the Named Officers, received base salary increases in recognition of their undertaking additional responsibilities. The Company also provides its executive officers with perquisites, such as automobile allowances and relocation expenses, which are designed to match the fringe benefits provided to executive officers of similarly-sized or comparable companies with which the Company competes for executive talent.

     ANNUAL INCENTIVE COMPENSATION. Annual bonuses are payable to Executive Officers of the Company based upon the achievement of objectively quantifiable and measurable goals and objectives determined in advance by the Compensation Committee. Pursuant to the Company's incentive program, Mr. Knowles received a bonus of $146,000 for 1999 and the Named Officers received bonuses averaging 38 percent of base salary.

     LONG-TERM STOCK-BASED INCENTIVE COMPENSATION. The Company makes stock option grants that in general are designed to align the interests of the executive officers with those of the shareholders and provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Option grants are typically made at the initial employment of the executive and reviewed periodically thereafter. The number of shares underlying the options are based upon the level of the officer's responsibilities and internal comparability considerations.

     In June 1999, the Company granted Mr. Knowles a stock option for 100,000 shares in connection with the Knowles Agreement. None of the other Named Officers were granted stock options in 1999.

     Option grants allow the officer to acquire shares of Common Stock at a fixed price per share (the closing price on the date preceding the grant date) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a one-year or four-year period, contingent upon the executive officer's continued service relationship with the Company. Accordingly, the option will typically provide a return to the executive officer only if he or she remains a service provider to the Company, and then only if the market price of the Company's Common Stock appreciates over the option term.

     TAX LIMITATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held corporations for compensation exceeding $1 million paid to certain of the Company's executive officers. It is not expected that the cash compensation to be paid to the Company's executive officers for fiscal 2000 will exceed the $1 million limit per officer. In addition, the Company's 1991 Stock Option Plan limits the maximum number of shares of common stock for which any one participant may be granted stock options over the remaining term of the plan so that any compensation deemed paid to an executive officer when he or she exercises an outstanding option under that Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

                             COMPENSATION COMMITTEE

                   Susan B. Gould            Maurice A. Cocca

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Ms. Gould and Mr. Cocca. Neither of these individuals was at any time during the fiscal year ended December 31, 1999 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of (i) the Nasdaq Stock Market-US Companies Index and (ii) the Nasdaq Stock Market SIC Peer Group 5000-5099 Index (which includes companies listed on Nasdaq that are primarily engaged in the wholesale distribution of durable goods) for the five-year period from December 31, 1994 through December 31, 1999. This graph assumes the investment of $100 on December 31, 1994 in the Company's Common Stock, the Nasdaq Stock Market Index and the Nasdaq SIC Peer Group index and assumes the reinvestment of dividends, if any.

     The comparisons shown in the graph below are based upon historical data and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG NASDAQ STOCK MARKET -- US COMPANIES,
                 NASDAQ STOCK MARKET SIC PEER GROUP 5000 - 5099
                       AND INSURANCE AUTO AUCTIONS, INC.
[PERFORMANCE GRAPH]

        TOTAL RETURN INDEX FOR:            12/31/94    12/29/95    12/31/96    12/31/97    12/31/98    12/31/99
        -----------------------            --------    --------    --------    --------    --------    --------
Insurance Auto Auctions, Inc...........     100.0        35.2        31.1        37.6        38.9        51.5
Nasdaq Stock Market....................     100.0       141.3       173.9       213.1       300.2       545.7
Peer Groups............................     100.0       115.8       119.7       123.9       121.4       137.1

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report on Executive Compensation and Performance Graph are not to be incorporated by reference into any of those prior or future filings made by the Company under those statutes.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The following is a description of the employment or consulting agreements in effect between the Company and certain of its directors and the Named Officers.

     The compensation paid to Christopher G. Knowles, Chief Executive Officer of the Company, for the 1999 fiscal year was based on a June 3, 1999 employment agreement (the "Knowles Agreement"). Under the Knowles Agreement, Mr. Knowles is entitled to an annual base salary of $310,000 and a performance incentive bonus of up to 40% of his annual salary based upon the achievement of target performance goals. Mr. Knowles shall be entitled to receive additional incentive amounts to the extent target performance goals are exceeded, all in accordance with the provisions of the Company's incentive program for officers. The Knowles Agreement expires on December 31, 2000. Also, pursuant to the Knowles Agreement, the Company granted Mr. Knowles an option to purchase 100,000 shares of the Company's Common Stock. The option becomes exercisable in six successive quarterly installments with the first such installment exercisable on the last business day of the third fiscal quarter of 1999. Should Mr. Knowles' service as Chief Executive Officer be terminated prior to December 31, 2000, the option will become fully vested and exercisable as of the date of such termination. In the event of a termination of Mr. Knowles' employment for any reason (other than his resignation from the Company, his termination for cause, as such term is defined in the Knowles Agreement, or his termination in connection with a change in control), the Company shall provide Mr. Knowles (i) an amount equal to sixty percent of his monthly salary at the rate in effect at the time of such termination through December 31, 2000, and (ii) continued coverage of Mr. Knowles and his beneficiaries under the Company's health and dental plan through December 31, 2000, provided that Mr. Knowles will be charged for such coverage in an amount equal to the amount that he would have been charged had he remained employed by the Company.

     The Company and Mr. O'Malia entered into a Consulting Agreement dated December 1, 1998 and an Amendment dated November 18, 1999 in connection with Mr. O'Malia's appointment as Chairman of the Board of Directors. Pursuant to the Agreement, Mr. O'Malia agreed to perform certain services on behalf of the Company. In consideration for such services, the Company agreed to pay Mr. O'Malia $75,000 per year in 1999 and agreed to pay Mr. O'Malia $100,000 per year for each succeeding year, payable quarterly, in equal installments at the end of each quarter. Such cash compensation is in lieu of any fees otherwise payable to Mr. O'Malia during the term of the Consulting Agreement for services as a director of the Company (including annual retainer fees, fees for Board meeting attendance, fees for committee meeting attendance and fees for serving as a chairperson of a Board committee). In addition, in December 1998, the Company granted to Mr. O'Malia an option to purchase 40,000 shares of the Company's common stock under the Company's 1991 Stock Option Plan and in 1999 granted Mr. O'Malia an option to purchase 10,000 shares of the Company's common stock. The options will become vested and exercisable in four quarterly installments beginning three months after the date of the grant. Such option grants to Mr. O'Malia will be in lieu of any automatic grants of options that would otherwise be made to Mr. O'Malia for service as a director pursuant to the Company's 1991 Stock Option Plan. The Consulting Agreement may be terminated by either party by not less than 24 hour's prior written notice.

     Mr. Martin and the Company are parties to an agreement for services pursuant to which Mr. Martin is compensated on a daily basis for consulting services, primarily in the areas of acquisitions and real estate. In 1999, Mr. Martin received no compensation pursuant to the agreement.

     In connection with her resignation as Senior Vice President and Chief Financial Officer, Ms. Larrabee entered into an Agreement dated as of June 14, 1999. In consideration for Ms. Larrabee's resignation from all positions with the Company and its subsidiaries, the Company agreed to pay Ms. Larrabee a lump sum payment of $225,500. In addition, the Company accelerated the vesting of 80,000 previously granted options and extended the exercisability of all of Ms. Larrabee's outstanding vested options until May 31, 2000. Ms. Larrabee released the Company from any and all claims arising from or relating to her employment with the Company (except for indemnification claims under any applicable law or the Company's standard form of Indemnification Agreement).

     The Company has entered into a Change of Control Employment Agreement (the "Employment Agreement") with each of the Named Officers, except for Mr. Knowles. Below is a general description of certain terms and conditions of the Employment Agreement.

     In the event of a "Change of Control" of the Company followed within two years by (1) the termination of the executive's employment for any reason other than death, disability, or "Cause" or (2) the termination of the executive's employment by the executive for "Good Reason," the Employment Agreement provides that the executive shall be paid a lump sum cash amount equal to one and one-half times the executive's annual base salary and "Highest Annual Bonus" as defined in the Employment Agreement. In addition, the executive is entitled to continued employee welfare benefits for 18 months after termination of employment.

     "Change of Control" means (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934) of 50% or more of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (b) a change in the majority of the board of directors, (c) a major corporate transaction, such as a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the Company's assets, or (d) a liquidation or dissolution of the Company.

     "Cause" means the willful and continued failure of the executive to perform substantially the executive's duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to the Company.

     "Good Reason" means the diminution of responsibilities, assignment to inappropriate duties, failure of the Company to comply with compensation or benefit provisions, transfer to a new work location more than 75 miles from the executive's previous work location, a purported termination of the Employment Agreement by the Company other than in accordance with the Employment Agreement, or failure of the Company to require any successor to the Company to comply with the Employment Agreement.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

     Tech-Cor Acquisition. In December 1993, the Company purchased certain assets from and assumed certain specified obligations and liabilities of the Reclamation Division of Tech-Cor, Inc. ("Tech-Cor"), a subsidiary of Allstate (the "Tech-Cor Acquisition"). The consideration for the Tech-Cor Acquisition was 1,667,000 shares of the Company's Common Stock, which shares were subsequently transferred by Tech-Cor to Allstate. The Company also entered into a lease with respect to certain real property owned by Allstate located in Wheeling, Illinois. The Company is required to pay rent of $18,333 per month to Allstate during the term of such lease, which expires in December 2003. The Company, Tech-Cor and certain shareholders of the Company also entered into a stockholder agreement pursuant to which such shareholders agreed to vote their shares of the Company's Common Stock to elect to the Board of Directors a representative chosen by Tech-Cor and the Company agreed to facilitate such shareholders' actions. The Company and Tech-Cor also entered into a Registration Agreement pursuant to which the Company is obligated under certain circumstances to register with the Securities and Exchange Commission shares of the Company's Common Stock held by Tech-Cor or Allstate. In addition, Allstate agreed not to purchase shares of the Company's voting stock that would result in ownership by Allstate and its affiliates of more than 20%, in the aggregate, of the Company's voting stock.

     Allstate Business. In its normal course of business, the Company purchases vehicles from Allstate and advances funds for intermediary towing and storage fees ("Advanced Charges") on behalf of Allstate. Additionally, depending on the type of sales agreement in effect at a Company location, Allstate may owe the Company for various fees. Upon settlement, the Advanced Charges and the related amounts owed to Allstate for the purchase of the vehicle and the amount owed by Allstate to the Company for various fees are netted. During the years ended December 31, 1999 and 1998, the Company recorded fee income of $5,438,000 and $4,700,000, respectively, related to the consignment sale of Allstate-insured vehicles, and recorded sales of $35,053,000 and $35,700,000, respectively, and cost of sales of $31,643,000 and $32,500,000, respectively, related to the purchase of Allstate-insured vehicles under the purchase-agreement method.

     M & M Acquisition. In January 1992, the Company purchased the auto salvage pool operations of M & M Auto Storage Pool, Inc. ("M & M"), and acquired a 10-year option to purchase 35 acres of land on which M & M's operation is located. Melvin R. Martin, the founder, Chief Executive Officer and principal shareholder of such auto salvage operation, was elected a director of the Company in January 1992. The Company is required to pay rent to Mr. Martin during the ten-year term of the lease relating to the real property owned by Mr. Martin. In 1999, the Company paid $406,718 pursuant to the lease. The Company believes the terms of the lease are no less favorable than those available from unaffiliated third party lessors.

     Service Agreement. Mr. Martin and the Company are parties to an agreement for services pursuant to which Mr. Martin is compensated on a daily basis for consulting services, primarily in the areas of acquisitions and real estate. In 1999, Mr. Martin received no compensation pursuant to the agreement.

     Dallas, Texas Lease. The Company leases certain property located in Dallas, Texas from a partnership in which Mr. Martin is a partner. In 1999, the Company paid $453,676 in rent under this lease.

        PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO 1991 STOCK OPTION PLAN

INTRODUCTION

     The shareholders are being asked to vote on a proposal to approve an amendment to the Company's 1991 Stock Option Plan (the "Option Plan") that will, among other things, increase the number of shares of Common Stock available for issuance pursuant to the Option Plan by 1,000,000 shares. The principal changes to the Option Plan are as follows:

          (1) Shares. Subject to adjustment under Article IV(c), the maximum number of shares of Stock issuable under the Plan is 2,350,000 shares. However, not more than 2,266,319 shares may be issued from and after March 31, 1996, subject to periodic adjustment under Section IV(c).

          (2) Cancellation and New Grant of Options. The Committee will have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan (other than options granted under the automatic Option Grant provision by this Plan) and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares, but with an option price per share not less than eighty-five percent (85%) of the Fair Market Value of the option shares on the new grant date or, in the case of an Incentive Option, one hundred percent (100%) of such Fair Market Value on the new grant date (or, in the case of an Incentive Option granted to a 10% Shareholder, one hundred ten percent (110%) of such Fair Market Value). The Committee shall not effect a cancellation and substitution grant as described in the foregoing sentence without the prior approval of the shareholders of the Corporation.

          (3) Term. Unless sooner terminated in accordance with Section X(a) of the Plan, the Plan will terminate upon the earlier of (i) September 26, 2006 or (ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise, surrender or cash-out of options granted under the Plan. If the date of termination is determined under clause (i) above, then options outstanding on such date will thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

     The Board of Directors believes it is necessary to increase the number of shares available for issuance under the Option Plan in order to allow the Company to use equity incentives to attract and retain the services of key employees, including the Company's executive officers, essential to the Company's long-term success.

     The Board of Directors approved the amendment to the Option Plan on April 24, 2000, subject to shareholder approval at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote on this Proposal No. 2 is required for approval of the amendment to the Option Plan.

OPTION PLAN BACKGROUND

     The Option Plan was originally adopted by the Board and approved by the shareholders on September 27, 1991. The Option Plan has been amended on numerous occasions, including amendments on October 27, 1992 and March 9, 1993 to, among other things, increase the number of shares of Common Stock authorized for issuance under the Option Plan by an additional 350,000 shares and increase the number of shares for which automatic option grants pursuant to the Automatic Option Grant Program may be made under the Option Plan. These amendments were approved by the shareholders on June 8, 1993. On February 22, 1994, the Board amended the Option Plan to, among other things, (i) increase the number of shares of Common Stock available for issuance pursuant to the Option Plan by 500,000 shares, (ii) limit to 500,000 shares the maximum number of shares of Common Stock for which any one participant in the Option Plan may be granted stock options and separately exercisable stock appreciation rights and (iii) increase the number of shares of Common Stock for which option grants are to be made under the Automatic Grant Program to each newly elected non-employee Board member from 5,000 shares to 10,000 shares. These amendments were approved by the shareholders on June 21, 1994. On March 11, 1996, the Board amended the Option Plan which increased the number of shares of Common Stock issuable by an additional 250,000 shares. This amendment was approved by the shareholders on June 19, 1996.

     The following is a summary of the principal features of the Option Plan as most recently amended. The summary, however, does not purport to be a complete description of all the provisions of the Option Plan. Any shareholder who wishes to obtain a copy of the actual plan document may do so by written request to the Secretary of the Company.

STRUCTURE OF THE OPTION PLAN

     The Option Plan is divided into two separate components: the Discretionary Option Grant Program and the Automatic Option Grant Program. Under the Discretionary Option Grant Program, options may be issued to key employees (including officers and directors), consultants and independent contractors of the Company (or its subsidiary companies) who contribute to the management, growth and financial success of the Company (or its subsidiary companies). Non-employee members of the Board are only eligible to receive periodic option grants under the Automatic Option Grant Program.

     As of March 31, 2000, approximately 689 employees (including 8 executive officers) were eligible to participate in the Discretionary Option Grant Program, and seven non-employee Board members were eligible to receive grants under the Automatic Option Grant Program.

     Under the Discretionary Option Grant Program, both options which qualify for favorable tax treatment as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code and non-statutory options not entitled to such treatment may be granted. All grants under the Automatic Option Grant Program and to any individuals who are not employees will be non-statutory options,

SECURITIES SUBJECT TO PLAN

     Assuming shareholder approval of this Proposal No. 2, 2,350,000 shares of the Company's Common Stock will be authorized for issuance over the term of the Option Plan. However, not more than 2,266,319 shares of Common Stock may be issued after March 31, 1996. The shares will be made available either from the Company's authorized but unissued Common Stock or from Common Stock reacquired by the Company.

     In no event may any one individual participating in the Option Plan be granted stock options or separately-exercisable stock appreciation rights for more than 500,000 shares of Common Stock in the aggregate over the remaining term of the Option Plan. For purposes of such limitation, any stock options or stock appreciation rights granted prior to January 1, 1994 will not be taken into account.

     Should an option terminate for any reason prior to exercise in full (including options cancelled in accordance with the cancellation-regrant provisions described in the "Cancellation and New Grant of Options" section below), the shares subject to the portion of the option not so exercised will be available for subsequent grant. Shares subject to any option or portion thereof surrendered or cancelled in accordance with the stock appreciation right provisions of the Option Plan summarized below will not be available for subsequent grants.

ADMINISTRATION

     The Option Plan is administered by the Compensation Committee of the Board. No Board member is eligible to serve on the Compensation Committee if such individual has, within the twelve-month period immediately preceding the date he or she is to be appointed, received any option grant or stock issuance under the Option Plan or any other stock plan of the Company (or any subsidiary corporation), other than pursuant to the Automatic Option Grant Program.

     The Compensation Committee as Plan Administrator has full authority with respect to the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants and/or stock appreciation rights under the Option Plan, the type of option (Incentive Option or non-statutory) to be granted, the number of shares to be subject to each granted option or stock appreciation right, the date or dates on which the option or right is to become exercisable, and the maximum term for which the option or right is to remain outstanding.

     Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program, and the Plan Administrator will have no discretionary authority with respect to those option grants.

DISCRETIONARY OPTION GRANT PROGRAM

EXERCISE PRICE AND EXERCISABILITY

     The exercise price per share of a non-statutory option issued under the Discretionary Option Grant Program may not be less than 85% of the fair market value of the Company 's Common Stock on the grant date. If the granted option is intended to be an Incentive Option, the exercise price must not be less than 100% of such fair market value.

     The exercise price may be paid in cash or in shares of Common Stock. Outstanding options may also be exercised through a broker-dealer sale and remittance procedure pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The Plan Administrator may also assist any optionee (including an officer) in the exercise of outstanding options under the Discretionary Option Grant Program by authorizing a loan from the Company. The terms and conditions of any such loan will be established by the Plan Administrator in its sole discretion, but in no event may the maximum credit extended to the optionee exceed the aggregate exercise price payable for the purchased shares plus any Federal and state income or employment taxes incurred in connection with the purchase. No option may be outstanding for more than a ten-year term. Options issued under the Discretionary Option Grant Program may be immediately exercisable for vested or unvested shares or may become exercisable in one or more installments over a period of months or years as determined by the Plan Administrator.

TERMINATION OF SERVICE

     The Plan Administrator has complete discretion to establish the period of time for which any option is to remain exercisable following the optionee's cessation of service with the Company. In the event of the optionee's death, the option may be exercised during such post-service period by the personal representative of the optionee's estate or by the person inheriting the option. Under no circumstances may an option be exercised after the specified expiration date of the option term.

     Each outstanding option under the Discretionary Option Grant Program will normally, during the post-service exercise period, be exercisable only for the number of shares for which such option is exercisable at the time of the optionee's cessation of service with the Company. However, the Plan Administrator has complete discretion to accelerate the exercisability of such option in whole or in part and/or to extend the post-service exercise period of that option and may exercise that discretion at any time while the option remains outstanding, whether before or after the optionee's cessation of service.

CORPORATE TRANSACTION

     Each outstanding option under the Discretionary Option Grant Program will become immediately exercisable for all of the shares of Common Stock at the time subject to that option in the event of a Corporate Transaction. A Corporate Transaction includes one or more of the following shareholder-approved transactions: (i) a merger or acquisition in which the Company is not the surviving entity (other than a transaction the principal propose of which is to change the state of the Company's incorporation), (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets or outstanding capital stock, or (iii) any reverse merger in which the Company is the surviving entity but in which all of the Company's outstanding voting stock is transferred to the acquiring entity or its wholly owned subsidiary.

     Immediately following the consummation of the Corporate Transaction, all outstanding options will, to the extent not previously exercised by the optionees, terminate and cease to be exercisable, unless assumed by the acquiring entity or its parent company. The acceleration of options in the event of a Corporate Transaction may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

STOCK APPRECIATION RIGHTS

     One or more officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's discretion, be granted limited stock appreciation rights with respect to their outstanding options under the Discretionary Option Grant Program. Any option with such a limited right in effect for at least six (6) months will automatically be cancelled upon the occurrence of a Hostile Take-Over (as defined below), and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price (as defined below) of the shares of Common Stock at the time subject to the cancelled option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate exercise price payable for such shares.

     For purposes of such option cancellation provisions, the following definitions are in effect under the Option Plan:

     Hostile Take-Over: the acquisition by any person or related group of persons (other than the Company or its affiliates) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders which the Board does not recommend that such shareholders accept, provided more than 50% of the securities so acquired in such tender or exchange offer are obtained from shareholders other than the Company officers and directors subject to the short-swing profit restrictions of the Federal securities laws.

     Take-Over Price: the greater of (A) the fair market value of the shares of Common Stock subject to the cancelled option, measured on the cancellation date in accordance with the valuation provisions of the Option Plan described below, or (B) the highest reported price per share of Common Stock paid by the tender offer or in effecting the Hostile Take-Over.

CANCELLATION AND NEW GRANT OF OPTIONS

     The Plan Administrator has the authority to effect, with the consent of the affected optionees, the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant in substitution therefor new options covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than 85% of the fair market value per share of Common Stock on the new grant date (or 100% of such fair market value if the new option is to be an Incentive Option). It is anticipated that the exercise price in effect under the new grant will in all instances be less than the exercise price in effect under the cancelled option. The Plan Administrator shall not effect such a cancellation and substitution grant without obtaining the prior approval of the shareholders of the Company.

SPECIAL TAX ELECTION

     The Plan Administrator may provide one or more holders of non-statutory options under the Discretionary Option Grant Program with the right to have the Company withhold a portion of the shares of Common Stock otherwise issuable to such individuals upon the exercise of those options in order to satisfy the Federal and state income and employment tax withholding liability incurred by such individuals in connection with such exercise. Alternatively, the Plan Administrator may allow such individuals to deliver already existing shares of the Company's Common Stock in payment of such tax liability.

AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, each individual who is first elected or appointed as a non-employee Board member at the Annual Meeting or at anytime thereafter will automatically be granted, at the time of such initial election or appointment, a non-statutory option to purchase 10,000 shares of Common Stock. Additional option grants will be made at periodic intervals to the individuals who continue to serve as non-employee Board members. Accordingly, on the last business day of the second quarter of each fiscal year of the Company beginning after October 28, 1992, each individual who is at the time serving as a non-employee Board member (other than an individual who received his or her initial automatic option grant in that fiscal year) will be automatically granted on such date a non-statutory stock option to purchase an additional 2,000 shares of Common Stock.

          Each option grant under the Automatic Option Grant Program will be subject to the following terms and conditions:

             (i) The exercise price per share of each grant will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date, and each option will have a maximum term of ten years measured from the grant date.

             (ii) Each option will become exercisable for the option shares in four (4) equal and successive quarterly installments on the last day of each fiscal quarter commencing with the fiscal quarter in which the grant is made, provided the non-employee Board member continues to serve on the Board.

             (iii) The option will remain exercisable for a three (3)-month period following the optionee's cessation of Board service for any reason other than disability or death. Should the optionee become disabled or die while serving as a Board member, then such option will remain exercisable for a twelve (12)-month period following such cessation of service. In the case of the optionee 's death, the option may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable postservice exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

             (iv) The option will become immediately exercisable for all the shares of Common Stock at the time subject to such option in the event of a Corporate Transaction (as defined in the "Corporate Transactions" section above). Immediately following the consummation of the Corporate Transaction, all automatic option grants will terminate and cease to be outstanding.

     The remaining terms and conditions of the option will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

OPTION PLAN BENEFITS

     It is not possible to determine the number of shares of Common Stock that will in the future be purchased under the Option Plan by any particular individual. It is anticipated that between six and twelve individuals will be deemed Key Employees by the Committee.

FEDERAL TAX CONSEQUENCES

     Options granted under the Option Plan may be either Incentive Options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to satisfy such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

     For Federal income tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or disposition, then a disqualifying disposition of the purchased shares will result.

     Upon a qualifying disposition, the optionee will recognize capital gain (or loss) equal to the difference between the sale price and the exercise price. If there is a disqualifying disposition of the shares, then, in general, the optionee will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will be not more than the difference between the sale price and the exercise price. The optionee will have long-term or short-term capital gain (or loss) in an amount equal to the amount by which the amount received for such shares exceeds (is less than) the optionee's tax basis in the shares as increased by the amount of any ordinary income recognized as a result of the disqualifying disposition, if any.

     The Company is not entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of stock acquired upon exercise of an incentive stock option, provided the optionee effects a qualifying disposition. If the optionee makes a disqualifying disposition of the purchased sales, the Company generally is entitled to a deduction at the time the optionee recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such optionee as a result of such transfer. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares will be deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

     Non-statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     Special provisions of the Internal Revenue Code apply to the acquisition of shares under a non-statutory option if the purchased shares are subject to a substantial risk of forfeiture (such as the Company's right to repurchase unvested shares at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares.) These special provisions may be summarized as follows:

             (a) The optionee will not recognize any taxable income at the time the option is exercised for such unvested shares but will have to report as ordinary income, as and when the shares vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the exercise price paid for the shares.

             (b) The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income, in the year of exercise, an amount equal to the difference between the fair market value of the purchased shares on the date of exercise (determined as if the unvested shares were not subject to the Company's repurchase right) and the exercise price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the shares vest.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options will be deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

     Stock Appreciation Rights. If an option granted with a tandem stock appreciation right is surrendered for an appreciation distribution, or if an option granted with a limited stock appreciation right is cancelled for an appreciation distribution, the recipient will generally realize ordinary income on the surrender or cancellation date, equal in amount to the appreciation distribution. The Company will be entitled to a deduction equal to the amount of such ordinary income.

ACCOUNTING TREATMENT

     Under the accounting principles currently in effect for employee stock plans such as the Option Plan, option grants with exercise prices equal to the fair market value of the underlying shares on the grant date will not result in any compensation expense to the Company for financial reporting purposes. To the extent the exercise price is less than such fair market value, a compensation expense will arise as of the date of grant which will have to be recognized over the vesting period in effect for the option grant. In addition, outstanding options will in all events be taken into account in the calculation of earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against the Company's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end will be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement No. 123), issued in October 1995 and effective for fiscal years beginning after December 15, 1995, permits, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. Statement No. 123 allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APBO No. 25), but requires pro forma disclosures of net earnings and earnings per share as if the fair value based method of accounting had been applied. The Company adopted Statement No. 123 on January 1, 1996 and has elected to continue to measure compensation cost under APBO No. 25.

SHAREHOLDER APPROVAL REQUIRED

     The affirmative vote of a majority of the shares represented and entitled to vote on Proposal No. 2 is required for approval of the amendment to the Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL NO. 2 APPROVING THE AMENDMENT TO THE COMPANY'S 1991 STOCK OPTION PLAN.

              PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT AUDITORS

     The Company is asking the shareholders to ratify the selection of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. The affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP.

     In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

     KPMG LLP were auditors for the year ended December 31, 1999 and have been recommended to the shareholders for ratification as auditors for the year ending December 31, 2000. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of March 20, 2000 for
(i) each director and Nominee, (ii) all persons who are beneficial owners of five percent or more of the Company's Common Stock, (iii) any other Named Officer and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                NUMBER OF      PERCENT OF TOTAL
NAME AND ADDRESS                                                 SHARES      SHARES OUTSTANDING(1)
----------------                                                ---------    ---------------------
Wallace R. Weitz & Co. (2)..................................    2,142,700             18.5%
1125 S. 103rd St., Ste 600
Omaha, NE 68124-6008

Allstate Insurance Company(3)...............................    1,667,000             14.4%
3075 Sanders Road, Suite G4B
Northbrook, Illinois 60062

Wanger Asset Management, L.P.(4)............................      994,500              8.6%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

State of Wisconsin Investment Board(5)......................      975,000             8.43%
P.O. Box 7842
Madison, Wisconsin 53707

Peter H. Kamin(6)(10).......................................      683,100              5.8%
Peak Investment Limited Partnership(7)......................
Peak Management, Inc.(8)....................................
One Financial Center, Suite 1600
Boston, MA 02111

Dimensional Fund Advisors(9)................................      666,800             5.76%
1299 Ocean Ave., 11th Fl
Santa Monica, CA 90401
Peter H. Kamin(6)(7)(8)(10).................................      683,100              5.8%
Christopher G. Knowles(10)..................................      229,454              2.0
Linda C. Larrabee(10).......................................       80,000                *
Thomas J. O'Malia(10).......................................       71,500                *
Gerald C. Comis(10).........................................       51,810                *
Patrick T. Walsh(10)........................................       44,887                *
Melvin R. Martin(10)........................................       34,125                *
Marcia A. McAllister(10)....................................       33,750                *
Stephen L. Green(10)........................................       28,247                *
Maurice A. Cocca(10)........................................       25,500                *
Susan B. Gould(10)..........................................       24,085                *
John K. Wilcox(11)..........................................       14,500                *
Joseph F. Mazzella(10)......................................       12,500                *
All officers (including Named Officers) and directors as a
  group (17 persons)(12)....................................    1,444,160             12.5%

---------------
* Less than 1%

(1) Percentage of beneficial ownership is calculated assuming 11,586,648 shares of common stock were outstanding on March 20, 2000. This percentage includes any shares of common stock of which such individual or entity had the right to acquire beneficial ownership within sixty days of March 20, 2000, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by General Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended.

(2) Such information is based on a Schedule 13G/A filed by Wallace R. Weitz & Co. with the SEC on February 4, 2000 and reflects stock held as of December 31, 1999. According to such Schedule 13G/A, Wallace R. Weitz & Co. has sole voting and dispositive power for all the shares.

(3) Such information is based on a Schedule 13G filed by Allstate with the SEC reflecting stock ownership as of December 31, 1995 and on subsequent representations by Allstate to the Company. According to such Schedule 13G and representations, Allstate has sole voting and investment power over all the shares.

(4) Such information is based on a Schedule 13G/A filed by Wanger Asset Management, L.P., with the SEC on February 11, 2000 and reflects stock held as of December 31, 1999. According to such Schedule 13G/A, Wanger Asset Management, L.P. has shared voting and dispositive power for all the shares.

(5) Such information is based on a Schedule 13G/A filed by State of Wisconsin Investment Board with the SEC on February 10, 2000 and reflects stock held as of December 31, 1999. According to such Schedule 13G/A, the State of Wisconsin Investment Board retains sole voting and dispositive power for all the shares.

(6) Peter H. Kamin, a director of the Company, has the sole power to vote or dispose of 190,900 shares of Common Stock, including 35,000 shares for the benefit of his children. In addition, Mr. Kamin has sole voting and dispositive power with respect to an aggregate of 155,000 shares of Common Stock held in managed brokerage accounts pursuant to the terms of investment advisory agreements. In addition, by reason of his position as the sole director, officer and stockholder of Peak Management, Inc., which is the sole General Partner of Peak Limited Partnership, Peter H. Kamin may be deemed to have shared voting and dispositive power over the 481,200 shares of Common Stock beneficially owned by such partnership. Accordingly, Mr. Kamin may be deemed the beneficial owner of an aggregate 672,100 shares of Common Stock. Such information is based on a Schedule 13G/A filed with the SEC on January 26, 2000.

(7) Peak Investment Limited Partnership ("Peak L.P.") is the beneficial owner of 481,200 shares of Common Stock. Peak L.P. has the sole power to vote or to dispose of or to direct the voting or to direct the disposition of the Common Stock beneficially owned by it. Such voting and dispositive power may be exercised on behalf of Peak L.P. by its General Partner, Peak Management, Inc., of which Peter H. Kamin is the sole officer, director and stockholder. Accordingly, Peter H. Kamin may be deemed to have shared voting and dispositive power over the 481,200 shares of the Common Stock beneficially owned by Peak L.P. Such information is based on a Schedule 13G/A filed with the SEC on January 26, 2000.

(8) By reason of its interest as General Partner of Peak L.P., Peak Management, Inc. may be deemed to have shared voting and dispositive power over the 481,200 shares of Common Stock beneficially owned by such partnership. Such information is based on a Schedule 13G/A filed with the SEC on January 26, 2000.

(9) Such information is based on a Schedule 13G filed by the Dimensional Fund Advisors ("Dimensional") with the SEC on February 4, 2000 and reflects stock held as of December 31, 1999. According to such Schedule 13G, Dimensional Fund Advisors has sole voting and dispositive power over all the shares.

(10) Includes that portion of options to purchase shares of Common Stock granted under the 1991 Stock Option Plan that are exercisable on March 31, 2000 or will become exercisable within 60 days after that date: Mr. Kamin, 11,500 shares; Mr. Knowles, 134,001 shares; Ms. Larrabee, 80,000 shares,

     Mr. O'Malia, 64,500 shares; Mr. Gerald C. Comis 45,750 shares, Mr. Walsh, 44,750, Mr. Martin, 33,500 shares; Ms. McAllister, 33,750 shares; Mr. Green, 27,500 shares, Mr. Cocca, 15,500 shares, Ms. Gould, 18,700 shares; Mr. Wilcox, 13,500 shares and Mr. Mazzella, 11,500 shares.

(11) Mr. Wilcox was appointed a member of the Board of Directors pursuant to the Allstate Stockholder Agreement. Mr. Wilcox disclaims beneficial interest in any shares owned by Allstate Insurance Company.

(12) Includes options to purchase 560,951 shares of Common Stock granted under the 1991 Stock Option Plan that are currently exercisable or will become exercisable within 60 days after March 20, 2000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon a review of the copies of such reports furnished to the Company and written representations from such Officers, Directors and greater than ten percent shareholders, all Section 16(a) filing requirements applicable to the Company's Directors, Executive Officers and greater than ten percent shareholders have been met, except Ms. Atkins was late in filing her Form 3 "Initial Statement of Beneficial Ownership of Securities" and Mr. Wilcox was late on one occasion in filing his Form 4 "Statement of Changes in Beneficial Ownership".

                                 ANNUAL REPORT

     A copy of the Annual Report of the Company for the fiscal year ended December 31, 1999 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

                        ADDITIONAL INFORMATION AVAILABLE

     The Company files an Annual Report on Form 10-K with the SEC. Shareholders may obtain a separate copy of this report, without charge, by writing to the Secretary of the Company at 850 East Algonquin Road, Suite 100, Schaumburg, IL 60173.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

                                          THE BOARD OF DIRECTORS OF
                                          INSURANCE AUTO AUCTIONS, INC.

Dated: April 28, 2000

                   DIRECTIONS TO THE SHERATON ARLINGTON PARK

                Site of the 2000 Annual Meeting of Shareholders

                            SHERATON ARLINGTON PARK

                             3400 W. Euclid Avenue
                          Arlington Heights, IL 60005
                             Phone: (847) 394-2000
                              Fax: (847) 394-2095

FROM CHICAGO AND THE LOOP: TAKE THE NORTHWEST TOLLWAY (I-90) TOWARD ROCKFORD. EXIT AT 53 NORTH, TAKE 53 FOR 2 MILES. EXIT AT EUCLID EAST.

FROM THE EAST: TAKE LAKE AVENUE WEST, WHICH BECOMES EUCLID AVENUE, AND LEADS DIRECTLY TO THE HOTEL.

FROM THE NORTH: TAKE I-94/294 SOUTH TO WILLOW ROAD, WHICH BECOMES PALATINE ROAD. TAKE PALATINE ROAD TO ROUTE 53. TAKE 53 SOUTH, EXIT AT EUCLID EAST.

FROM THE SOUTH: FROM I-55, I-57 (OR SOUTHEAST INCLUDING O'HARE), TAKE THE NORTHWEST TOLLWAY (I-90) TOWARD ROCKFORD. EXIT AT 53 NORTH, TAKE 53 FOR 2 MILES. EXIT AT EUCLID EAST.

FROM THE WEST: FROM I-80, I-88, TAKE I-355 NORTH (WHICH BECOMES ROUTE 53). EXIT AT EUCLID EAST.

April 27, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004
Attn: Filing Desk

             RE:  INSURANCE AUTO AUCTIONS, INC. (THE "COMPANY")
                  DEFINITIVE PROXY STATEMENT AND RELATED MATERIALS

Ladies and Gentlemen:

     In connection with the Company's 2000 Annual Meeting of Shareholders and pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), enclosed for filing is the definitive copy of the Company's Proxy Statement and form of proxy in the form in which such materials will be furnished to the Company's shareholders (the "Proxy Materials"). The Company currently intends to release the Proxy Materials to shareholders by mail on or about May 4, 2000.

     Please advise the undersigned if you have any questions regarding this filing.

                                          Very truly yours,

                                          By: /s/

Enclosures

                                  DETACH HERE

                                    PROXY


                         INSURANCE AUTO AUCTIONS, INC.

                 ANNUAL MEETING OF SHAREHOLDERS, JUNE 21, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         INSURANCE AUTO AUCTIONS, INC.


The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on June 21, 2000 and the Proxy Statement and appoints Christopher G. Knowles and Stephen L. Green, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Insurance Auto Auctions, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders to be held at the Sheraton Arlington Park, 3400 W. Euclid Avenue, Arlington Heights, Illinois 60005-1052, on Wednesday, June 21, 2000 at 9:30 a.m.
local time and at any adjournment or postponement thereof (the "Annual Meeting"), with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

 PLEASE FOLLOW THE INSTRUCTIONS ON THE BACK OF THIS CARD TO GRANT YOUR PROXY BY
    TELEPHONE OR BY INTERNET, OR RETURN THIS PROXY CARD IN THE ACCOMPANYING
            ENVELOPE AFTER SIGNING AND DATING IT ON THE OTHER SIDE.
             NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

-----------------                          ----------------
VOTE BY TELEPHONE                          VOTE BY INTERNET
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It's fast, convenient, and immediate!      It's fast, convenient, and
Call Toll-Free on a Touch-Tone Phone       your vote is immediately
1-877-PRX-VOTE (1-877-779-8683).           confirmed and posted.

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Follow these four easy steps:              Follow these four easy steps:

1. Read the accompanying Proxy             1. Read the accompanying Proxy
   Statement/Prospectus and Proxy             Statement/Prospectus and Proxy
   Card.                                      Card.

2. Call the toll-free number               2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683).           http://www.eproxyvote.com/iaai

3. Enter your 14-digit Voter Control       3. Enter your 14-digit Voter Control
   Number located on your Proxy Card          Number located on your Proxy Card
   above your name.                           above your name.

4. Follow the recorded instructions.       4. Follow the instructions provided.

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YOUR VOTE IS IMPORTANT!                    YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!               Go to http://www.eproxyvote.com/iaai
                                           anytime!

    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

Your vote by telephone or over the Internet authorizes the proxies named on the front of this proxy card in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares by either of these electronic means, there is no need for you to mail back your proxy card.
By signing this proxy card or voting by telephone or over the Internet, you acknowledge receipt of the Notice of Annual Meeting of Shareholders to be held
June 21, 2000 and the Proxy Statement dated April 28, 2000.

With respect to other matters that properly come before the Annual Meeting or any adjournment of the Annual Meeting, which, as of April 28, 2000, the proxies named above do not know are to be presented at the Annual Meeting, those proxies are authorized to vote upon those matters in their discretion.

                                  DETACH HERE

[X] Please mark votes
    as in this example.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED AND FOR THE OTHER PROPOSALS.


1. To elect the following as directors to serve for a                                                    FOR     AGAINST    ABSTAIN
   term ending upon the 2001 Annual Meeting of                                                           [ ]       [ ]        [ ]
   Shareholders or until their successors are elected            2. To approve the adoption of an
   and duly qualified (except as marked to the                      amendment to the Company's 1991
   contrary below):                                                 Stock Option Plan.

   Nominees: (01) Thomas J. O'Malia                              3. To ratify the appointment of KPMG    [ ]       [ ]        [ ]
   (02) Christopher G. Knowles,                                     LLP as the Company's independent
   (03) Maurice A. Cocca, (04) Susan B. Gould,                      auditors for the fiscal year
   (05) Peter H. Kamin, (06) Melvin R. Martin,                      ending December 31, 2000.
   (07) Joseph F. Mazzella, (08) John. K. Wilcox
                                                                 4. To transact such other business as may properly come before the
           FOR                     WITHHOLD                         Annual Meeting and at any adjournment or postponement thereof.
           ALL     [ ]     [ ]    AUTHORITY
         NOMINEES                TO VOTE FOR
                                 ALL NOMINEES                       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

   [ ]
      ---------------------------------------------
   INSTRUCTIONS: To withhold authority to vote for
   any individual nominee, write the nominee(s) on
   the line above.


                                                                 If no specification is made, this proxy will be voted FOR
                                                                 the election of the nominees listed above, FOR the approval of the adoption of the amendment to the Company's 1991 Stock
                                                                 Option Plan and FOR the ratification of the appointment of
                                                                 KPMG LLP.


Signature:                               Date:                     Signature:                               Date:
          ------------------------------      --------------------           ------------------------------      ---------------

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